                                                                   EXHIBIT 12.1

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             March 31,                    December 31,
                          --------------- ---------------------------------------------
                           1999    1998     1998     1997     1996     1995      1994
                          ------- ------- -------- -------- -------- --------  --------
                                                 (In Thousands)
Income before income
 taxes and extraordinary
 items..................  $21,460 $30,683 $101,141 $ 79,434 $ 36,454 $ 36,690  $ 40,202
Less:
  Equity in net income
   from joint ventures..       47   5,226    9,203    3,931       55   (1,676)    1,512
  Interest capitalized..      178      --      225       --       --       --        --
Plus:
  Distributed income
   from joint ventures..      125   1,789    4,852    1,452    2,086      258     1,259
  Fixed charges:
    Interest on
     deposits...........   55,489  61,538  248,337  227,521  184,402  180,859   109,995
    Interest on
     borrowings.........    9,449   5,559   17,720   38,739   27,363   33,379    12,606
    Interest
     capitalized........      178      --      225       --       --       --        --
    33% of rental
     expense............      133     127      560      440      283      233       250
                          ------- ------- -------- -------- -------- --------  --------
  Total fixed charges...   65,249  67,224  266,842  266,700  212,048  214,471   122,851
                          ------- ------- -------- -------- -------- --------  --------
Income plus fixed
 charges................  $86,609 $94,470 $363,407 $343,655 $250,533 $253,095  $162,800
                          ------- ------- -------- -------- -------- --------  --------
Ratio of earnings to
 fixed charges (1):
  Including interest on
   deposits.............    1.33x   1.41x    1.36x    1.29x    1.18x    1.18x     1.33x
                          ======= ======= ======== ======== ======== ========  ========
  Excluding interest on
   deposits (2).........    3.19x   5.79x    6.22x    2.96x    2.39x    2.15x     4.11x
                          ======= ======= ======== ======== ======== ========  ========

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(1) Excluding the 1996 SAIF special assessment, the ratio of earnings to fixed charges would have been 1.30x including interest on deposits and 3.28x excluding interest on deposits.

(2) The calculation of this ratio excludes interest on deposits from income before income taxes and extraordinary items and from fixed charges.